Exhibit 10.23

DESCRIPTION OF DIRECTOR COMPENSATION ARRANGEMENTS

Compensation of Non-Employee Directors

For fiscal 2017, our non-employee directors were entitled to the following payments:

•	Annual retainer of $80,000 for each non-employee director

•	Additional annual retainer of $28,000 for the Audit Committee Chair

•	Additional annual retainer of $15,000 for each Audit Committee member (other than the Chair)

•	Additional annual retainer of $26,000 for the Chair of the subcommittee of the Audit Committee

•	Additional annual retainer of $23,000 for the Executive Compensation Committee Chair

•	Additional annual retainer of $10,000 for each Executive Compensation Committee member (other than the Chair)

•	Additional annual retainer of $18,000 for the Corporate Governance Committee Chair

•	Additional annual retainer of $8,000 for each Corporate Governance Committee member (other than the Chair)

•	Additional annual retainer of $18,000 for the Finance Committee Chair

•	Additional annual retainer of $8,000 for each Finance Committee member (other than the Chair)

•	Additional annual retainer of $70,000 for the Lead Director

•	Two annual deferred stock awards for each non-employee director, each representing shares of our common stock valued at $80,000

Directors are reimbursed for customary expenses for attending Board and committee meetings. Members of the Executive Committee do not receive committee-specific compensation. The deferred stock awards (and deferred dividends on those awards) are granted under our Stock Incentive Plan. One of the deferred stock awards vests immediately and is payable with accumulated dividends in stock at the earlier of separation from service as a director or change of control. The second award vests based on a director’s continued service until the annual meeting next following the grant of the award (subject to possible earlier vesting in the event of a change of control, if not continued or assumed in the transaction or if a qualifying termination of service as a director occurs prior to the scheduled vesting date), and is payable with accumulated dividends in stock upon vesting or, if an irrevocable advance election is made, at the same time as the first award. In the event that a non-employee director separates from service as a director prior to vesting in the second award, that award will be forfeited.

Compensation of Directors who are Employees of the Company

Directors who are employees of TJX are not paid for their service as a director.